Exhibit 99.1

Atea Pharmaceuticals Reports Second Quarter 2025 Financial Results and Provides Business Update

Patient Enrollment Advances in Global Phase 3 Program for Treatment of HCV

Four Scientific Posters Presented at EASL, Including Final Results from Phase 2 Study of

Bemnifosbuvir/Ruzasvir Regimen Confirming 98% Sustained Virologic Response at 12 Weeks

Post-Treatment (SVR12) After Short 8-Week Treatment Duration

Regimen of Bemnifosbuvir/Ruzasvir has Potential Best-in-Class Profile with Short Treatment

Duration, Low Risk for Drug-Drug Interactions and Convenience with No Food Effect

BOSTON, August 7, 2025 (GLOBE NEWSWIRE) — Atea Pharmaceuticals, Inc. (Nasdaq: AVIR) (Atea or Company), a clinical-stage biopharmaceutical company engaged in the discovery and development of oral antiviral therapeutics for serious viral diseases, today reported financial results for the second quarter ended June 30, 2025, and provided a business update.

The Company’s combination regimen of bemnifosbuvir, a nucleotide analog polymerase inhibitor, and ruzasvir, an NS5A inhibitor, is being evaluated in a global Phase 3 development program for the treatment of hepatitis C virus (HCV). This program is comprised of two Phase 3 clinical trials with C-BEYOND being conducted in the US and Canada and C-FORWARD being conducted outside North America.

“Atea has made significant progress this year advancing our global Phase 3 program evaluating the regimen of bemnifosbuvir/ruzasvir for the treatment of HCV. Global patient enrollment is on track in both C-BEYOND and C-FORWARD trials,” said Jean-Pierre Sommadossi, PhD, Chief Executive Officer and Founder of Atea. “We are focused on the successful development of a potential best-in-class HCV regimen to treat and cure today’s patients infected with HCV.”

“Healthcare providers have stated that test-and-treat models of care, with seamless diagnosis and treatment for patients infected with HCV, are necessary to make a substantial impact on the eradication of HCV. Based on results to-date, we believe that the profile of our regimen, which includes a short treatment duration, low risk for drug-drug interactions and convenience with no food effect, is particularly well suited for the test-and-treat model and has the potential to help advance HCV elimination in the US and globally,” continued Dr. Sommadossi.

HCV continues to be a significant global health burden despite the availability of direct-acting antivirals (DAAs). Between 2.4 to 4.0 million people in the US are living with chronic HCV and an estimated 50 million people are infected worldwide with approximately one million new infections occurring each year. In the US, HCV diagnoses continually outpace annual cure rates. According to healthcare providers who treat patients with HCV, a new treatment option offering high efficacy, a short treatment duration, and a low risk of drug-drug interactions is sought to address the needs of a changing patient population and make a meaningful impact on HCV eradication, as up to 80 percent of patients take multiple medications to manage comorbidities and coinfections.

About the Phase 3 C-BEYOND and C-FORWARD Trials in Adults with Chronic HCV

Atea’s HCV Phase 3 development program includes two open-label Phase 3 trials, C-BEYOND being conducted in the US and Canada, and C-FORWARD being conducted outside of North America. Patient enrollment in the C-BEYOND trial was initiated in April of 2025 and enrollment in the C-FORWARD trial was initiated in June of 2025.

Each Phase 3 trial is enrolling approximately 880 treatment-naïve patients, including those with and without compensated cirrhosis. The trials compare the fixed-dose combination (FDC) regimen of bemnifosbuvir/ruzasvir to the FDC regimen of sofosbuvir/velpatasvir. The regimen of bemnifosbuvir/ruzasvir is administered orally once-daily for eight weeks (in patients without cirrhosis) or 12 weeks (in patients with compensated cirrhosis) while the regimen of sofosbuvir/velpatasvir is administered orally once-daily for 12 weeks to all patients, with or without compensated cirrhosis.

The primary endpoint for each trial is HCV RNA < lower limit of quantitation (LLOQ) at 24 weeks from the start of treatment and encompasses sustained virologic response 12 weeks post-treatment (SVR12) in each arm. Measurement at 24 weeks from the start of treatment is to ensure the primary endpoint occurs at the same relative timepoint from the start of treatment in all patients.

Summary of Presentations at European Association for the Study of the Liver (EASL) Congress 2025

Four scientific posters were presented at the EASL Congress 2025 in early May, and the posters can be accessed here. Highlights from the presentations included:

•

Phase 2 efficacy and safety results for the regimen of bemnifosbuvir/ruzasvir for the treatment of HCV were presented from the full cohort of patients (n=275) enrolled. These results showed a robust 98% (210/215) SVR12 with the regimen in the “Per-Protocol Treatment-Adherent Population.” The SVR12 rate was 95% (245/259) in the “Per-Protocol Regardless of Adherence Population” (also referred to as the “efficacy evaluable population”), which included patients who were not treatment adherent (17%). The regimen was generally safe and well tolerated in this study.

•

Phase 1 pharmacokinetic results, which evaluated a single 550 mg dose of bemnifosbuvir in participants with varying degrees of hepatic impairment, support the use of bemnifosbuvir without dose adjustment in patients with hepatic impairment.

•

Phase 1 drug-drug interaction results in healthy participants demonstrated that co-administration of bemnifosbuvir and ruzasvir with the standard human immunodeficiency virus (HIV) regimen bictegravir/emtricitabine/tenofovir alafenamide (B/FTC/TAF) resulted in no clinically significant pharmacokinetic changes.

•

Phase 1 renal impairment results demonstrated that a single 550 mg dose of bemnifosbuvir was safe and well-tolerated across participants with normal kidney function, moderate-to-severe renal impairment, and in those with end-stage renal disease on hemodialysis. These results suggest bemnifosbuvir may be used without dose adjustment in patients with renal dysfunction, including those undergoing dialysis.

HCV Key Opinion Leader (KOL) Discussion Panel Event

Atea hosted a virtual KOL investor event featuring a panel of six HCV experts and prescribers on May 14, 2025. These leaders in hepatology, gastroenterology, infectious diseases, and HCV research in the US, Canada and Europe discussed the current challenges experienced by people living with HCV, the full results of Atea’s global Phase 2 study evaluating the regimen of bemnifosbuvir/ruzasvir for the treatment of HCV, and what a new optimized HCV therapy could provide for prescribers and patients. Additionally, Company management discussed the commercial market opportunity for a potential best in class HCV DAA and the ongoing global Phase 3 clinical development of the regimen of bemnifosbuvir/ruzasvir. The replay of the KOL event can be accessed here.

Business and Organizational Updates

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In April 2025, Atea refreshed its Board of Directors with the appointment of Howard H. Berman, PhD, who served as an observer until appointment in June 2025 as a Board member. Dr. Berman has over 20 years of entrepreneurial and life science industry experience working at the interplay of science and business.

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In April 2025, Atea announced that its Board of Directors had authorized the repurchase of up to $25 million of the Company’s common stock. This initiative reflects the Company’s commitment to return capital to shareholders, while maintaining the capacity to complete its global Phase 3 HCV program and position Atea for long-term success. As of June 30, 2025, the Company had repurchased 4,619,597 shares of common stock at an average purchase price of $3.01 per share.

•

The Company continues to evaluate all options to maximize shareholder value and has engaged Evercore to assist in this process. The process includes a review of a broad range of strategic alternatives, including strategic partnerships, acquisition, merger, or other business combination, sale of assets or other strategic transactions.

Second Quarter 2025 Financial Results

Cash, Cash Equivalents and Marketable Securities: $379.7 million at June 30, 2025 compared to $454.7 million at December 31, 2024.

Research and Development Expenses: Research and development expenses decreased by $2.4 million from $34.7 million for the three months ended June 30, 2024 to $32.3 million for the three months ended June 30, 2025. The net decrease was primarily driven by substantially lower COVID-19 external spend as a result of our COVID-19 Phase 3 SUNRISE-3 clinical trial being completed in 2024 together with a decrease in internal research and development expenses primarily related to lower stock-based compensation and payroll related expenses in the three months ended June 30, 2025, offset by increased external spend related principally to our HCV Phase 3 clinical development program including the recognition of expense related to the milestone paid to Merck.

General and Administrative Expenses: General and administrative expenses decreased by $3.2 million from $12.2 million for the three months ended June 30, 2024 to $9.1 million for the three months ended June 30, 2025. The net decrease was primarily related to lower stock-based compensation expense partially offset by increased professional fees.

Interest Income and Other, Net: Interest income and other, net, decreased by $2.2 million for the three months ended June 30, 2025 compared to the three months ended June 30, 2024, primarily due to lower investment balances.

Income Taxes: Income tax expense was $0.2 million for the three months ended June 30, 2025 and 2024.

Condensed Consolidated Statement of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Operating expenses
Research and development	$32,275	$34,696	$61,859	$92,271
General and administrative	9,070	12,220	18,527	24,451

Total operating expenses	41,345	46,916	80,386	116,722

Loss from operations	(41,345)	(46,916)	(80,386)	(116,722)
Interest income and other, net	4,391	6,637	9,363	13,505

Loss before income taxes	(36,954)	(40,279)	(71,023)	(103,217)
Income tax expense	(207)	(243)	(410)	(474)

Net loss	$(37,161)	$(40,522)	$(71,433)	$(103,691)

Other comprehensive loss
Unrealized gain (loss) on available-for-sale investments	(81)	(99)	(196)	(487)

Comprehensive loss	$(37,242)	$(40,621)	$(71,629)	$(104,178)

Net loss per share - basic and diluted	$(0.44)	$(0.48)	$(0.85)	$(1.23)

Weighted-average number of common shares - basic and diluted	83,747,335	84,253,700	84,449,318	84,069,646

Selected Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	June 30, 2025	December 31, 2024
Cash, cash equivalents and marketable securities	$379,713	$454,721
Working capital(1)	365,485	443,752
Total assets	391,605	464,668
Total liabilities	27,189	25,801
Total stockholder’s equity	364,416	438,867

(1)

Atea defines working capital as current assets less current liabilities. See the Company’s condensed consolidated financial statements in its Quarterly Report on Form 10-Q for the three months ended June 30, 2025 for further detail regarding its current assets and liabilities.

About HCV

HCV is a blood-borne, positive-sense, single-stranded (ss) RNA virus that primarily infects liver cells. HCV is a leading cause of chronic liver disease and liver transplants, spreading via blood transfusion, hemodialysis and needle sticks, with approximately 240,000 deaths occurring each year. Despite the availability of direct-acting antivirals, HCV continues to be a significant global healthcare issue. An estimated 50 million people worldwide are chronically infected with HCV and there are approximately one million new infections each year. In the US, between 2.4 and 4.0 million people are estimated to have HCV with annual new infections outpacing treatment rates. HCV infections in the US predominate in patients in the age group between 20-49 years old, and it is estimated that less than 10% of HCV-infected patients in the US have cirrhosis. Chronic HCV infection is the leading cause of liver cancer in the US, Europe and Japan.

About Atea Pharmaceuticals

Atea is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing oral antiviral therapies to address the unmet medical needs of patients with serious viral infections. Leveraging Atea’s deep understanding of antiviral drug development, nucleos(t)ide chemistry, biology, biochemistry and virology, Atea has built a proprietary nucleos(t)ide prodrug platform to develop novel product candidates to treat single stranded ribonucleic acid, or ssRNA, viruses, which are a prevalent cause of serious viral diseases. Atea plans to continue to build its pipeline of antiviral product candidates by augmenting its nucleos(t)ide platform with other classes of antivirals that may be used in combination with its nucleos(t)ide product candidates. Atea’s lead program and current focus is on the development of the combination of bemnifosbuvir, a nucleotide analog polymerase inhibitor, and ruzasvir, an NS5A inhibitor, to treat HCV. For more information, please visit www.ateapharma.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include but are not limited to statements regarding the potential best-in-class profile of the bemnifosbuvir/ruzasvir regimen for the treatment of HCV, the potential opportunity to advance efforts to eradicate HCV, future results of operations and financial position, business strategy, anticipated milestone events and timelines for clinical trials, benefits of cost savings initiatives, repurchases under the Company’s share repurchase program, and the timing and outcome of the Company’s strategic alternatives review. When used herein, words including “expected,” “should,” “anticipated,” “believe.” “will,” “plans”, and similar expressions are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. All forward-looking statements are based upon Atea’s current expectations and various assumptions. Atea believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain. Atea may not realize its expectations, and its beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various important factors, including, without limitation, uncertainties inherent in the drug discovery and development process and the regulatory submission or approval process, unexpected or unfavorable safety or efficacy data or results observed during clinical trials or in data readouts; delays in or disruptions to clinical trials or our business; our reliance on third parties over which we may not always have full control; our ability to manufacture sufficient commercial product; competition from approved treatments for

HCV; the timeline for the completion of the strategic alternatives review process is unknown and there can be no assurance that the process will result in any particular outcome; dependence on the success of Atea’s most advanced product candidates, in particular the bemnifosbuvir/ruzasvir regimen for the treatment of HCV; as well as the other important factors discussed under the caption “Risk Factors” in Atea’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 as such factors may be updated from time to time in its other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While Atea may elect to update such forward-looking statements at some point in the future, except as required by law, it disclaims any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing Atea’s views as of any date subsequent to the date of this press release.

Contacts

Jonae Barnes

SVP, Investor Relations and Corporate Communications

617-818-2985

Barnes.jonae@ateapharma.com

Joyce Allaire

LifeSci Advisors

jallaire@lifesciadvisors.com